Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Form S-8	No. 333-127593	Kona Grill, Inc. 2005 Employee Stock Purchase Plan

Form S-8	No. 333-127594	Kona Grill, Inc. 2005 Stock Award Plan

Form S-8	No. 333-127596	Kona Grill, Inc. 2002 Stock Plan

Form S-8	No. 333-187314	Kona Grill, Inc. 2012 Stock Award Plan

Form S-8	No. 333-206069	Kona Grill, Inc. 2012 Stock Award Plan

of our reports dated March 2, 2016, with respect to the consolidated financial statements of Kona Grill, Inc., and the effectiveness of internal control over financial reporting of Kona Grill, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 2, 2016